EXHIBIT 99.1

Press Release

April 19, 2013

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE MONTHS ENDED MARCH 31, 2013

LCNB Corp. (LCNB) today announced net income of $1,728,000 (total basic and diluted earnings per share of $0.23) for the three months ended March 31, 2013.  This compares to net income of $2,277,000 (total basic and diluted earnings per share of $0.34) for the same three month period in 2012.

Commenting on 2013’s earnings, LCNB CEO Steve Wilson said “We were pleased to add the customers and staff of Citizens National Bank, Chillicothe, Ohio to the LCNB family during the first quarter.  With the completion of the merger, LCNB expands into the desirable markets of Fayette and Ross Counties and these markets will benefit from additional services that LCNB will be able to provide, especially trust and investment products and a higher regulatory lending limit.  A necessary part of the merger, however, were expenditures totaling about $1,055,000 for costs associated with the merger and converting Citizens data processing system to LCNB’s system.  Now that these one-time costs are mostly behind us, we look forward to the financial benefits of the merger going forward and to serving the financial needs of the residents and businesses of Ross, Fayette, and surrounding counties.”

Net interest income for the first quarter 2013 was $569,000 greater than results for the first quarter 2012 primarily due to the increased volume of average interest earning assets provided by the merger, partially offset by a decrease in the net interest margin.

The provision for loan losses for the first quarter 2013 was $66,000 less than for the same period in 2012.  Net loan charge-offs for the first quarter 2013 and 2012 totaled $182,000 and $256,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $3,353,000 or 0.61% of total loans at March 31, 2013, compared to $2,411,000 or 0.53% of total loans at December 31, 2012.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets decreased from $2,189,000 at December 31, 2012 to $1,687,000 at March 31, 2013 primarily due to the sale of commercial real estate property during the quarter.

Non-interest income for the first quarter 2013 was $171,000 greater than the comparable period in 2012 primarily due to increases in service charges and fees on deposit accounts primarily resulting from the merger and gains recognized on the sale of investment securities.  The increases were partially offset by a decrease in trust income due to the absence of one-time fees recognized in 2012.

Non-interest expense for the first quarter 2013 was $1,643,000 more than the comparable period in 2012 primarily due the recognition of $1,055,000 in costs related to the merger with Citizens National Bank.   Salaries and employee benefits, as well as a variety of other expense items, increased significantly due to the increased number of employees and offices resulting from the merger.  These expense increases were partially offset by a gain recognized on the sale of other real estate owned property during the quarter.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which has 31 offices located in Warren, Butler, Montgomery, Clinton, Clermont, Hamilton, Fayette, and Ross Counties, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.